Exhibit 10.4

AMENDMENT NUMBER ONE

TO

NONSTATUTORY STOCK OPTION AGREEMENT

(2008 Version)

This Amendment Number One to Nonstatutory Stock Option Agreement (“Amendment”), dated as of March 7, 2009, is made by and between DJO Incorporated, a Delaware corporation (the “Company”) and                                    (the “Optionee”).

WHEREAS, the Company and Optionee have previously entered into that certain Nonstatutory Stock Option Agreement (the “Agreement”) dated                           , 2008 under which the Company granted Optionee an option to purchase shares of Common Stock on terms and conditions set forth therein;

WHEREAS, the Company and Optionee desire to amend the Agreement and thereby amend the terms of the option granted pursuant to the Agreement in the manner set forth in this Amendment;

NOW, THEREFORE, the parties hereby agree as follows.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.              Amendment of Certain Definitions.

(a)           A new Section 1(n) is hereby inserted to read as follows:

“(n)         “IRR” shall mean, as determined by the Board based on an analysis provided by the Company’s management, Blackstone’s annually compounded internal rate of return based on the applicable sale price of Blackstone’s aggregate investment in the Company taking into account all dividends, distributions, and other proceeds received by Blackstone, but excluding any fees paid to Blackstone pursuant to that certain Monitoring Agreement by and between the Company and Blackstone dated November 3, 2006, as amended from time to time, or any successor thereto, and based on the assumption that all shares available for or subject to award under the Plan are outstanding shares of Company common stock.”

(b)           A new Section 1(o) is hereby inserted to read as follows:

“(o)         “MOIC” shall mean the multiple of Blackstone’s aggregate invested equity capital in the Company since its initial investment in the Company through the date of determination as determined by the Board based on an analysis provided by the Company’s management.  It being understood that the invested capital on the date hereof equals $792 million.”

(c)           Sections 1(n) and (o) and all other subsections of Section 1 as they existed prior to the preceding amendments shall not be deleted, but are hereby “renumbered” in an appropriate fashion.

2.              Amendment to First Performance-Based Tranche of Vesting.

(a)           Section 4(b) of the Agreement is hereby amended to substitute the attached version of Attachment A for the version thereof previously attached to the Agreement.  Each reference in Section 4(b) of the Agreement to “Attachment A” shall be considered as a reference to Attachment A attached to this Amendment.

(b)           The last paragraph in section 4(b) is hereby amended in its entirety to read as follows:

“Any Option Shares in the First Performance-Based Tranche which the Optionee does not earn the right to exercise at any of the dates set forth above shall remain capable of vesting at any of the later dates set forth above in the following manner.  If the Option Shares in the First Performance-Based Tranche on any of the dates set forth above (the “Current Date”) vest in any percentage between 80% and 100% on such date (the “Current Vesting Percentage”), then the Option Shares in the First Performance-Based Tranche that were subject to vesting at any earlier date set forth above that did not vest at such earlier date in the same or a greater percentage as the Current Vesting Percentage shall vest and be exercisable on the Current Date at the same percentage as the Current Vesting Percentage.  Any Option Shares in the First Performance-Based Tranche that have not vested by the latest date set forth above shall thereupon expire and terminate.”

3.             Amendment to Second Performance-Based Tranche of Vesting.  Section 4(c) of the Agreement is hereby amended in its entirety to read as follows:

“(c)         The Option Shares in the Second Performance-Based Tranche shall become vested and exercisable on such date, if any, prior to the expiration of the term hereof, that all of the following three conditions are satisfied:  (i)  Blackstone shall have disposed of some or all of its holdings of common stock in the Company; (ii) Blackstone shall have realized an IRR on its aggregate investment in the common stock of the Company of at least       %; and (iii) Blackstone shall have realized a MOIC in the Company of at least        times.”

3.             Section 4(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d)  Notwithstanding the foregoing, (i) the Option Shares of the Time-Based Tranche granted hereby shall become immediately exercisable upon the occurrence of a Change in Control if Optionee remains in the continuous employ of the Company or any Subsidiary until the date of the consummation of such Change in

Control, and (ii) the Option Shares of the First Performance-Based Tranche for the year in which such Change of Control is consummated and for any subsequent year in the Performance Period shall become immediately exercisable if the Optionee remains in the continuous employ of the Company or any Subsidiary until the date of consummation of such Change in Control.”

4.             Section 4(g) of the Agreement is hereby amended in its entirety to read as follows:

“(g) All of the financial factors utilized to establish the vesting of the Option Shares in the First Performance-Based Tranche shall be determined by the Board based on an analysis provided by the Company’s management and any such determination shall be final and binding on Optionee for all purposes under this Agreement.”

5.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

6.             Effect of Amendment.  Except as specifically amended by this Amendment, the Agreement remains in force and unmodified and its terms and provisions, as amended hereby, remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and the Optionee has executed this Amendment, as of the day and year first above written.

DJO INCORPORATED:

DONALD ROBERTS
Executive Vice President, General Counsel and
Secretary

I hereby agree to be bound by the terms of the Plan, the Agreement as amended by this Amendment and the Stockholder’s Agreement.  I hereby further agree that all the decisions and determinations of the Board or an officer of the Company as provided in the Agreement as amended by this Amendment shall be final and binding.

OPTIONEE: